Exhibit 5.1

Mitchell Silberberg & Knupp llp

A Law Partnership Including Professional Corporations

October 16, 2019

Inpixon
2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Re:	Inpixon Registered Secondary Offering

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the resale from time to time, by the selling stockholders named in the Registration Statement, of up to 8,932,969 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares have been issued, or may become issuable, to the selling stockholders, as applicable, in accordance with the terms and conditions of an Asset Purchase Agreement, dated June 27, 2019 (the “APA”), with respect to the Shares beneficially owned by GTX Corp, and in accordance with the terms and conditions of a Share Purchase Agreement, by and among the Company, Jibestream Inc., Inpixon Canada, Inc., each of the persons set forth on Exhibit A of the Share Purchase Agreement, and Chris Wiegand, dated July 9, 2019, as amended (the “SPA”), with respect to the Shares beneficially owned by the other selling stockholders.

At your request, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Registration Statement, the Prospectus, the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, both as currently in effect, resolutions of the Board of Directors of the Company, the APA, the SPA, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the APA and the SPA, as applicable, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Nevada Revised Statutes. This opinion is limited to the effect of the current state of the laws of the State of New York, the Nevada Revised Statutes, and the facts stated herein as they currently exist.

437 Madison Ave., 25th Floor, New York, New York 10022 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and in any amendment or supplement thereto.

In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP